STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
DELIVERED 11:42 AM 09/05/2007
FILED 11:42 AM 09/05/2007
SRV 070985225 - 3466511 FILE

STATE OF DELEWARE
CERTIFICATE OF AMENDMENT
OR CERTIFICATE OF INCORPORATION
The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the the Board of Directors of SELECTIVE BRANDS HOLDINS INC,  resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that as amended the Article shall be and read as follows:

First: The name of the corporation is EAST MORGAN HOLDINGS, INC

SECOND: that thereafter, pursuant to the resolutions of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Gcneral Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of September, 2007.

By /s/ Jon B. Wallis
Jon B. Wallis
CEO of Selective Brands Holdings Inc.